EX-99.j.
                        POWER OF ATTORNEY


WHEREAS the undersigned is a trustee of UMB Scout Funds, a Delaware business trust which intends to do business as an open-end diversified investment company (mutual fund), and

WHEREAS the UMB Scout Funds intends to register its shares with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 and with the Securities Departments of the various states and the District of Columbia. Now, therefore,

KNOW ALL MEN BY THESE PRESENTS:

THAT the undersigned does hereby appoint each of the persons hereinafter set out as his attorney each with the power to act severally in the name of the undersigned and to execute on his behalf all forms and documents required by the Securities and Exchange Commission, or any state of the United States of America, or the District of Columbia, in connection with the initial registration of the securities of the UMB Scout Funds and in the maintenance of such registrations.

                        Martin A. Cramer
                        P. Bradley Adams
                        Stephen S. Soden

IN WITNESS WHEREOF, I have hereunto set my hand at this 26th day of January, 2000.

     /s/ Eric T. Jager
     Eric T. Jager

     /s/ William E. Hoffman
     Dr. William E. Hoffman

     /s/ Stephen R. Rose
     Stephen F. Rose

     /s/ Stuart L. Wien
     Stuart L. Wien

Sworn to before me this 26th day of January, 2000.

     /s/ Sandra A. Vinzant
     Sandra A. Vinzant, Notary Public
     County of Jackson, State of Missouri

     My commission expires April 20, 2001.

280050.01